EX-99.h.4

DELAWARE GROUP EQUITY FUNDS IV
PLAN OF RECAPITALIZATION

This PLAN OF RECAPITALIZATION (the “Plan”) is dated as of the 19th day of May, 2022, and has been adopted by the Board of Trustees of Delaware Group Equity Funds IV, a Delaware statutory trust created under the laws of the State of Delaware, to provide for the recapitalization of the Delaware Smid Cap Growth Fund series of the Trust, as described herein.

1.	Definition of Terms.

For purposes of this Plan, the following terms used herein shall have the following meanings:

(a)     “Trust” shall mean Delaware Group Equity Funds IV, a Delaware statutory trust, having its principal place of business at 100 Independence, 610 Market Street, Philadelphia, Pennsylvania 19106.

(b)     “Board” shall mean the Board of Trustees of the Trust.

(c)     “Charter” shall mean the Agreement and Declaration of Trust of the Trust, dated December 17, 1998, as amended and supplemented to date.

(d)     “Fund” shall mean the series of shares of beneficial interest of the Trust that has been designated in its Charter as the Delaware Smid Cap Growth Fund.

(e)     “Class A Shares” shall mean the shares of beneficial interest of the Fund that have been established and designated by the Trust’s Board of Trustees as the Class A Shares.

(f)     “Class C Shares” shall mean the shares of beneficial interest of the Fund that have been established and designated by the Trust’s Board of Trustees as the Class C Shares.

(g)     “Class R6 Shares” shall mean the shares of beneficial interest of the Fund that have been established and designated by the Trust’s Board of Trustees as the Class R6 Shares.

(h)     “Class R Shares” shall mean the shares of beneficial interest of the Fund that have been established and designated by the Trust’s Board of Trustees as the Class R Shares.

(i)     “Institutional Class Shares” shall mean the shares of beneficial interest of the Fund that have been established and designated by the Trust’s Board of Trustees as the Institutional Class Shares.

(j)     “Share Classes” shall mean the shares of the Class A Shares, Class C Shares, Class R6 Shares, Class R Shares and Institutional Class Shares of the Fund.

(k)     “NAV” shall mean the net asset value of an outstanding share of beneficial of a Share Class.

(l)     “Recapitalization” shall mean the proposed recapitalization of the Fund set forth in this Plan.

2.	Purpose.

The purpose of the Recapitalization, as described herein, is to conduct a reverse share split for Class C Shares to reduce the number of shares of Class C Shares, thereby increasing the NAV of Class C Shares in order to more closely align the NAVs of the outstanding Share Classes.

3.	Present Capitalization.

The Fund has an unlimited number of shares of beneficial interest classified and allocated to each of Class A Shares, Class C Shares, Class R6 Shares, Class R Shares, and Institutional Class Shares.

4.	Proposed Capitalization.

Pursuant to resolutions adopted by the Board, the Class C Shares shall conduct a reverse share split at a ratio of 10 to 1 so that ten (10) outstanding shares of Class C Shares are combined into one (1) share of Class C Shares increasing the NAV of the Class C Shares, as of the Effective Time (as hereinafter defined).

5.	Conditions to Implementation.

The implementation of the Recapitalization is subject to this Plan having been approved by the Board of the Trust in accordance with the Charter and the laws of the State of Delaware. The Board of the Trust in its discretion at any time prior to the Effective Time (as hereinafter defined), may determine to abandon the Recapitalization if, in the opinion of the Board, it is not in the best interests of the Fund and its shareholders to implement the Recapitalization.

6.	Effective Time.

The Recapitalization will be effective, subject to the satisfaction of the conditions set forth in Section 5 of this Plan, at such time as the appropriate officers of the Trust, in consultation with Trust counsel, shall determine (the “Effective Time”).

7.	Reverse Share Split of Shares.

The following provisions apply in order to effectuate the Recapitalization:

The officers of the Trust are directed to take such actions as such officers and counsel shall deem necessary or appropriate to conduct a reverse share split of Class C Shares of the Fund, to be effective as of the Effective Time. The manner and basis of conducting the reverse share split of Class C Shares of the Fund shall be as follows:

(i)     By virtue of the Board’s adoption of this Plan on May 19, 2022, and without any action on the part of the Trust, the Fund or the holders of Class C Shares, the issued and outstanding shares of Class C Shares shall separately be combined at a ratio of 10 to 1 so that ten (10) outstanding shares of Class C Shares are combined into one (1) share of Class C Shares at the Effective Time; and

(ii)     The combined issued and outstanding Class C Shares shall be equal in net asset value to the net asset value attributable to such holder’s Class C Shares, immediately prior to the Effective Time.

8.	Additional Actions for Implementation.

The appropriate officers of the Trust, in addition to taking the actions set forth in this Plan, shall:

(a)     carry out the execution of the appropriate accounting entries to reflect the Recapitalization on the books of the Fund after the Effective Time; and

(b)     take such other actions as such officers and counsel shall deem necessary or appropriate to effectuate this Plan and the Recapitalization.

DELAWARE GROUP EQUITY FUNDS IV

By:	/s/ Daniel V. Geatens
Name: Daniel V. Geatens
Title: Senior Vice President